Exhibit 99.1

Media Contact:	Financial:
Lee Ann Schlatter	Mark Veeh
(408) 721-7680	(408) 721-5007
LeeAnn.Schlatter@nsc.com	invest.group@nsc.com

National Semiconductor Stockholders Approve Acquisition by Texas Instruments

SANTA CLARA, Calif., June 21, 2011 — National Semiconductor Corporation (NYSE: NSM) announced that at a special meeting of National’s stockholders held today, the stockholders approved the adoption of the merger agreement by and among National, Texas Instruments Incorporated and Orion Merger Corp., a subsidiary of TI (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will be merged with and into National, with National as the surviving corporation and a subsidiary of TI, in exchange for the payment to National’s stockholders of $25.00 per share in cash.

Of the 251,491,740 shares of National common stock outstanding as of the record date for the special meeting, 189,975,469 shares, or approximately 75.5% of National’s outstanding common stock, were represented at the special meeting in person or by proxy. An aggregate of 188,912,944 shares, or approximately 75.1% of National’s outstanding common stock, were voted in favor of the adoption of the merger agreement. Adoption of the merger agreement required an affirmative vote of a simple majority of the National’s outstanding common stock.

The completion of the merger remains subject to the satisfaction of certain closing conditions, including the receipt of foreign regulatory approvals, and National and TI continue to expect that the merger will close by the end of calendar 2011.

# # #

About National Semiconductor

National Semiconductor is a leader in power management technology. Known for its easy-to-use analog integrated circuits and world-class supply chain, National’s high-performance analog products enable its customers’ systems to be more energy efficient. Headquartered in Santa Clara, Calif. National reported sales of $1.52 billion for fiscal 2011. Additional information is available at www.national.com.